                                                                     Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                  PRESS RELEASE
-------------------------------------------------------------------------------
                                                          FOR IMMEDIATE RELEASE

JAMES MONROE BANCORP REPORTS SECOND QUARTER 2004 EARNINGS...

ARLINGTON, VA, (BUSINESS WIRE)--July 27, 2004.--James Monroe Bancorp, Inc. (Nasdaq Small Cap: JMBI - news) today announced earnings for the second quarter and first half of 2004. Second quarter net income was $686,000 compared with $610,000 for the second quarter of 2003, an increase of 12.4%. For the six-month comparative period, net income for 2004 was $1,440,000 compared with $1,074,000 for the first half of 2003, an increase of 34.0%. On a diluted basis, earnings per share for the second quarter of 2004 were $.15 and compared with $.17 per share for the second quarter of 2003. For the six-month comparative period, the Company earned $.31 for the first half of 2004 compared to $.29 for the first six-months of last year. The comparative earnings per share are impacted by the 600,000 shares issued in November 2003, coupled with the 3-for-2 stock split this year, resulting in approximately 900,000 more shares outstanding in computing the 2004 earnings per share.

Total assets at June 30, 2004 were $358 million, a 20.6% increase over assets of $297 million at June 30, 2003 and a 17.4% increase over 2003 year-end assets of $305 million. Deposits at the end of June 2004 were $314 million, an increase of $43 million or 15.9% from a year ago. Loans totaled $205 million at June 30, 2004, up 40.5% over June 30 a year ago. Loans outstanding have grown $36 million in the first half of 2004.

In late 2003, the Company initiated an aggressive program of adding to its lending staff, including adding staff for our Chantilly branch in anticipation of a mid 2004 opening date. The Chantilly branch, our sixth full-service banking office, opened July 26th at 3914 Centreville Road. In addition to the branch site, we leased an additional 7,000 s.f. of space on the second floor of the branch building to accommodate our expanding administrative, operational support and mortgage services departments. The move into the new operations space was accomplished on July 10, enabling the Bank to maintain its focus on excellent customer service while continuing to grow at a rapid rate.

The second quarter of 2004 was also highlighted by the approval of our application for a seventh banking office to be located at 7900 Sudley Road in Manassas, Virginia. The Bank has hired three lenders who have spent a significant part of their banking careers working in the Manassas market. We anticipate opening the Manassas branch in early September 2004.

Our expansion into the Chantilly and Manassas markets, along with our move into the new operations center, are growth oriented initiatives we have taken after raising additional capital in late 2003. While these pro-active initiatives have increased operating expenses, as evidenced by the increase in our efficiency ratio to 61% for the second quarter of 2004, our focus remains on a long term strategy of expanding our franchise throughout the Northern Virginia market.

The Company continues to maintain a relatively stable net interest margin. The recent rise in interest rates, along with the expected future increases in interest rates, should have a favorable effect on the Company's net interest margin. Asset quality remains very good with .18% of non-performing loans to total loans. No charge offs were incurred in the second quarter. For the first six-months of 2004, net charge offs to average loans was .08%. The allowance for loan losses to total loans at June 30 was 1.13% which the Company believes is adequate.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We are pleased with the results for the first six months of 2004. The Northern Virginia market economy remains strong and continues to grow, providing increasing opportunities for our bank. We have undertaken a more aggressive growth strategy, knowing this would have an impact on earnings in 2004, but confident this investment will pay off in the future."

"While we normally don't take on this kind of expansion of overhead in such a short period of time, the opportunities available in Chantilly and Manassas at the same time were very compelling with the outstanding personnel we were able to attract. We believe we can be very successful in these new markets." said David W. Pijor, James Monroe Bancorp's Chairman.

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Annandale, Leesburg, Fairfax City, and Chantilly with the Manassas location expected to open in September. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".


James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Executive Vice President & COO
Phone:   (703)524-8100.


SOURCE: James Monroe Bancorp, Inc.

                              Financial Highlights
                              --------------------

                           JAMES MONROE BANCORP, INC.


                                                           (Unaudited)                                 (Unaudited)
                                                   THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
                                            ------------------------------------------   ----------------------------------------
(dollars in thousands except share data)        2004             2003            %           2004            2003           %
                                                                              CHANGE                                     CHANGE
                                            -------------    -------------    --------   -------------    -----------    --------
RESULTS OF OPERATIONS:
Total interest income                         $    3,880    $    3,162         22.7%    $    7,703      $    6,088        26.5%
Total interest expense                             1,002           901         11.2%         1,964           1,777        10.5%
Net interest income                                2,878         2,261         27.3%         5,739           4,311        33.1%
Provision for loan losses                            194           171         13.5%           493             349        41.2%
Noninterest income                                   309           280         10.4%           590             429        37.5%
Noninterest expense                                1,941         1,448         34.0%         3,638           2,788        30.5%
Income before taxes                                1,052           922         14.1%         2,198           1,603        37.1%
Net income                                           686           610         12.4%         1,440           1,074        34.0%

PER SHARE DATA:
Earnings per share, basic                     $     0.15    $     0.17        -10.9%    $     0.32      $     0.31         3.6%
Earnings per share, diluted                   $     0.15    $     0.17        -12.1%    $     0.31      $     0.29         5.1%
Weighted average shares
   outstanding - basic                         4,435,638     3,452,919         28.5%     4,432,540       3,451,943        28.4%
                         -diluted              4,676,515     3,715,871         25.9%     4,669,628       3,696,653        26.3%
Book value (at period-end)                    $     7.79    $     5.85         33.1%    $     7.79      $     5.85        33.1%
Shares outstanding (at period-end)             4,437,369     3,454,913         28.4%     4,437,369       3,454,913        28.4%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                            0.84%         0.96%                       0.91%           0.90%
Return on average equity                            7.85%        12.00%                       8.27%          10.93%
Net interest margin                                 3.79%         3.77%                       3.85%           3.83%
Efficiency Ratio                                   60.90%        56.99%                      57.49%          58.82%

OTHER RATIOS:
Allowance for loan losses to total loans            1.13%         1.15%                       1.13%           1.15%
Equity to assets                                    9.64%         6.80%                       9.64%           6.80%
Non-performing loans:
   Amount                                     $      365    $      416                  $      365      $      416
   Percent of total loans                           0.18%         0.29%                       0.18%           0.29%
Charged-off loans:
   Net amount                                 $        -    $       15                  $      143      $       70
   Percent of average loans                         0.00%         0.01%                       0.08%           0.05%
Risk-adjusted capital ratios
   Tier I                                          19.37%        13.50%                      19.37%          13.50%
   Total                                           20.37%        14.40%                      20.37%          14.40%
   Leverage ratio                                  13.55%         9.50%                      13.55%           9.50%

AVERAGE BALANCES:
Assets                                        $  328,909    $  255,500         28.7%    $  319,140      $  240,884        32.5%
Earning assets                                   305,274       240,774         26.8%       299,949         227,125        32.1%
Loans                                            198,531       140,747         41.1%       187,925         134,536        39.7%
Deposits                                         280,076       229,297         22.1%       268,424         215,254        24.7%
Stockholders' equity                              35,105        20,396         72.1%        34,989          19,811        76.6%


                             Condensed Balance Sheet
                             -----------------------
                           JAMES MONROE BANCORP, INC.


                                                  (Unaudited)   (Unaudited)
                                                    JUNE 30,       JUNE 30,      Percent
(DOLLARS IN THOUSANDS)                               2004           2003          Change
                                                  -----------   ------------     -------
ASSETS
Cash and due from banks                           $  23,604        $  22,729        3.8%
Federal funds sold and cash equivalents              42,129           42,424       -0.7%
Investment securities available for sale             84,875           81,580        4.0%
Mortgages held for sale                                 250            3,484      -92.8%
Loans                                               204,625          145,687       40.5%
Less: Allowance for loan losses                      (2,305)          (1,669)      38.1%
Other assets                                          5,198            2,819       84.4%
                                                  ---------        ---------      ------
TOTAL ASSETS                                      $ 358,376        $ 297,054       20.6%
                                                  =========        =========      ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing deposits                     $  93,427        $ 106,861      -12.6%

Interest-bearing deposits                           220,794          164,238       34.4%
                                                  ---------        ---------      ------
          Total deposits                            314,221          271,099       15.9%
Trust preferred capital notes                         9,000            5,000       80.0%
Other liabilities                                       610              741      -17.7%
                                                  ---------        ---------      ------
          Total liabilities                         323,831          276,840       17.0%
Stockholders' equity                                 34,545           20,214       70.9%
                                                  ---------        ---------      ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 358,376        $ 297,054       20.6%
                                                  =========        =========      ======